For further information contact:
                                           Ernie Mrozek (CFO) 901.766.1268
                                           Steve Bono (COM) 630.663.2150
                                           Bruce Byots (INV) 630.663.2906

FOR IMMEDIATE RELEASE
August 2, 2005


   SERVICEMASTER REPORTS SECOND QUARTER 2005 RESULTS; REVENUE GROWTH OF EIGHT
                    PERCENT SUPPORTS 13 PERCENT GROWTH IN EPS

        o       Terminix  experiences  strong growth in termite  completions and profits;
        o       TruGreen   ChemLawn   achieves   solid   revenue   growth  with
                continued diversification of its sales channels;
        o American Residential Services and American Mechanical Services report strong revenue and profit growth;
        o American Home Shield continues to experience strong growth in renewals and consumer sales.

     DOWNERS GROVE, Illinois,  August 2, 2005 - The ServiceMaster Company (NYSE:
SVM) today announced second quarter 2005 revenues of $1.2 billion, an eight percent increase compared to the prior year. Second quarter earnings per share from continuing operations were $.27, 13 percent above the $.24 reported in 2004. For the six months, revenues of $2 billion were up six percent over the year ago period, and earnings per share from continuing operations were $.31, 11 percent above the $.28 reported in the prior year.

     "We are very pleased with our strong first half performance, as we experienced top line growth in every business segment," said Jonathan Ward, Chairman and CEO. "We remain confident we will achieve our strategic revenue and earnings growth targets for the year as a whole, even as we continue to reinvest back into our core businesses, which is the surest way to sustain our performance over the next several years. Although market conditions remain slightly favorable, we continue to believe that our own actions ultimately control our ability to achieve our growth objectives and enhance shareholder value."

Review of Cash  Flows and  Balance  Sheet

     Net cash flow used for operating activities for the six months was $3 million, compared to $116 million provided from operating activities in the previous year. This decrease in net cash flow of $119 million primarily reflects $132 million of a previously disclosed tax payment pertaining to the January 2005 IRS agreement. The Company anticipates that this payment will be partially offset by a reduction in estimated tax payments that would have otherwise been due in the second half of 2005 of approximately $45 million. Working capital usage was comparable to last year. Total debt on June 30, 2005 was $799 million, approximately $6 million lower than the level reported at December 31, 2004.

Outlook
--------

     "We anticipate that earnings per share growth in the second half of the year will be comparable to the first half. We continue to expect revenue growth to be in the mid to high single digit range and earnings per share will grow somewhat faster than revenues. In addition, excluding the impact of the IRS settlement, we expect cash from operating activities to increase and to again substantially exceed net income," said Ward.

Business Review by Segment
--------------------------

TruGreen

     The combined TruGreen segment reported second quarter revenues of $478 million, up five percent compared to prior year. For the six months, the segment reported revenues of $701 million, up three percent compared to 2004. Operating income for the quarter was $69 million compared to $66 million in the prior year. For the six months, operating income was $61 million compared to $63 million in 2004.

     Revenues in the lawn care operations of $357 million increased six percent in the quarter. For the six months, revenues increased four percent. Revenue growth resulted from improved price realization, the recapture of first quarter production that was previously delayed, an increase in supplemental customer services and overall customer count growth. Year-to-date unit sales were comparable to prior year levels as the successful expansion of its neighborhood selling efforts and direct mail programs offset a reduction in telemarketing sales due to the increased impact of "do-not-call" restrictions. Operating income increased

$5 million for the second quarter and included the recapture of some of the first quarter production. For the six months, operating income decreased $4 million, reflecting the first time absorption of first quarter seasonal losses of the Canadian operations that were acquired in April of 2004, as well as higher fuel and fleet-related costs.

     Revenues in the commercial landscaping operations of $120 million increased two percent in the quarter. For the six months, revenues increased by one percent. Revenue growth primarily reflected increased enhancement sales and modest growth in contract maintenance revenues. Second quarter operating losses increased by $3 million as a result of differences in the timing of certain expenses, as well as increased fuel and vehicle costs. For the six months, the level of operating loss improved $2 million, reflecting an increased volume of higher margin enhancement revenues and the favorable effect on comparability of one-time branch shut-down costs that were incurred last year. The Company remains confident in the future success of this business.

Terminix

     Terminix reported second quarter revenues of $306 million, up eight percent compared to the prior year. For the six months, the segment reported revenues of $553 million, a seven percent increase. Strong growth in revenues from initial termite applications, despite a shift in mix toward lower price liquid treatments, was supported by a sharp increase in unit sales from an expanded sales force and geographic presence, as well as the favorable impact of a new termite bait product introduced in 2005. Termite renewal revenues increased modestly, reflecting improved pricing, partially offset by a slight decrease in customer retention. The pest control operations experienced solid growth in customers and revenues, reflecting the impact of acquisitions and a slight increase in unit sales, partially offset by a decline in customer retention.

     Operating income for the quarter was $57 million compared to $48 million in the prior year. For the six months, operating income was $88 million compared to $85 million in 2004. Operating results for the second quarter benefited from increased termite revenues and lower material and labor costs associated with the new termite bait product. In addition, since more of the total first year costs associated with this product are incurred at the time of installation, less revenue and gross profit is required to be deferred to future quarters. This timing benefit favorably impacted second quarter operating income by approximately $5 million. Last year's second quarter results included a $6 million, favorable but non-recurring termite damage claim adjustment. For the six months, the growth in operating income was supported by increased revenue levels, partially offset by incremental pre-season investments made to expand the sales force and reorganize the field operations.

American Home Shield

     The American Home Shield (AHS) segment reported second quarter earned revenues of $144 million, up eight percent compared to the prior year. For the six months, the segment reported earned revenues of $255 million, up eight percent compared to 2004. New contract sales, which are reported as earned revenues over the subsequent twelve month contract period, increased nine percent in the quarter and eight percent year-to-date. American Home Shield experienced strong growth in its renewals and the direct-to-consumer channel. This growth was partially offset by a modest decline in the real estate channel. Warranty contract renewals were supported by an overall improved customer retention rate, while consumer sales benefited from an increased level of targeted direct mail.

     Operating income for the quarter was $24 million, comparable to the results reported in the prior year. For the six months, operating income was $38 million compared to $34 million in 2004. The second quarter comparison was impacted by an increased incidence of claims this year due to hotter weather and planned investments in market penetration and customer retention initiatives. For the six months, operating income reflected favorable trending of service claims pricing and a relatively consistent incidence of claims.

American Residential Services and American Mechanical Services

     The American  Residential  Services (ARS) and American  Mechanical Services
(AMS) segment reported second quarter revenues of $203 million, up 13 percent compared to the prior year. For the six months, the segment reported revenues of $362 million, up eight percent compared to 2004. The segment experienced very strong growth in AMS' commercial project revenues and in ARS' volume of replacement sales and residential new construction, partially offset by declines in core HVAC and plumbing service calls.

     Operating income for the quarter was $5 million, compared to $2 million in the prior year. For the six months, operating income was $2 million compared to a loss of $(2) million in 2004. The increase in profitability primarily resulted from the increased level of revenues and an improvement in marketing costs, partially offset by increased fuel and incentive compensation.

Other Operations

     The Other Operations segment reported second quarter revenues of $43 million, up nine percent compared to the prior year. For the six months, the segment reported revenues of $85 million, also up nine percent compared to 2004. The ServiceMaster Clean and Merry Maids franchise operations reported a combined increase in earned revenue of 10 percent in both the quarter and six months, driven by continued solid results in disaster restoration, improvements in commercial cleaning and strong internal growth in residential maid service.

     Operating loss for the quarter was $(10) million, consistent with the prior year. For the six months, operating loss was $(18) million compared to a loss of $(19) million in 2004. This modest improvement primarily reflects favorable trending of prior year insurance claims, as well as increased profits from the franchise businesses, offset in part by increases in costs of certain strategic investments.

Non-Operating Expense / (Income)
--------------------------------

     Non-Operating expenses for the quarter were $13 million compared with $14 million in the prior year. For the six months, these expenses were $21 million compared to $26 million in 2004. The year-to-date improvement primarily reflects a $5 million increase in realized gains experienced on the AHS investment portfolio.
     The Company's effective tax rate was slightly higher than last year in both the quarter and six months.

Conference Call Details
-----------------------

     The Company will review these results and discuss its outlook in a call at 10:00 a.m. CT on August 2, 2005. Interested parties may listen to the call at
(888) 939-6306. The conference call will include Jon Ward, Chairman and Chief Executive Officer, and Ernie Mrozek, President and Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at
(800) 633-8284 (#21252479).

Company Overview
----------------

     ServiceMaster provides outsourcing services for residential and commercial customers through a network of over 5,500 company-owned and franchised service centers and business units operating under leading brands, which include Terminix, TruGreen ChemLawn, TruGreen LandCare, ARS Service Express, Rescue Rooter, American Mechanical Services, ServiceMaster Clean, American Home Shield, Amerispec, Merry Maids, and Furniture Medic. As America's Service Brands for Home and Business, the core service capabilities of the Company include lawn care and landscape maintenance, termite and pest control, plumbing, heating and air conditioning services, cleaning, furniture repair and home warranty.

Business Segments
-----------------

     The Company is primarily comprised of five business segments: The TruGreen segment includes the lawn care operations performed under the TruGreen ChemLawn brand name and commercial landscaping services provided under the TruGreen LandCare brand name. The Terminix segment includes termite and pest control services. The American Residential Services and American Mechanical Services segment includes heating, ventilation, air conditioning, electrical and plumbing services provided under the ARS Service Express, AMS and Rescue Rooter brand names. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations segment includes the Company's franchised operations, which include ServiceMaster Clean, Merry Maids, Furniture Medic, the Company's international operations and headquarters.

Forward-Looking Statements
--------------------------

     This press release contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows.
Factors that could cause actual results   to  differ   materially   from  those
expressed   or  implied  in  a forward-looking   statement  include  the
following (among others): weather conditions that affect the demand for the Company's services; changes in the source and intensity of competition in the markets served by the Company; labor shortages or increases in wage rates; unexpected increases in operating costs, such as higher insurance premiums, self insurance and healthcare claim costs; higher fuel prices; changes in the types or mix of the Company's service offerings or products; increased governmental regulation including telemarketing and environmental restrictions; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

THE SERVICEMASTER COMPANY
(In thousands, except per share data)



Statements of Operations

                      Three Months Ended        Six Months Ended
                          June 30,                  June 30,

                       2005         2004         2005         2004
                   -----------  -----------  -----------  -----------
Operating Revenue  $ 1,174,112  $ 1,088,716  $ 1,956,421  $ 1,845,607

Operating Costs and Expenses:

Cost of services
 rendered and
 products sold         745,384      697,706    1,301,707    1,242,762
Selling and
 administrative
 expenses              282,504      260,128      481,488      439,438
Amortization expense     1,331        1,511        2,483        2,933
                   -----------  -----------  -----------  -----------
Total operating costs
 and expenses        1,029,219      959,345    1,785,678    1,685,133
                   -----------  -----------  -----------  -----------
Operating Income       144,893      129,371      170,743      160,474

Non-operating Expense (Income):

Interest expense        14,401       15,007       29,980       29,938
Interest and
 investment income      (3,226)      (3,036)     (12,600)      (7,606)
Minority interest
 and other
 expense, net            2,047        2,086        4,093        4,132
                   -----------  -----------  -----------  -----------
Income from
 Continuing Operations
 before Income Taxes   131,671      115,314      149,270      134,010
Provision for
 income taxes           51,486       44,626       58,367       51,861
                   -----------  -----------  -----------  -----------
Income from Continuing
 Operations             80,185       70,688       90,903       82,149

Loss from discontinued
 operations, net of
 income taxes             (384)        (292)        (530)        (554)
                   -----------  -----------  -----------  -----------
Net Income         $    79,801  $    70,396  $    90,373  $    81,595
                   ===========  ===========  ===========  ===========

Diluted Earnings Per Share (2):

Income from continuing
 operations             $ 0.27       $ 0.24       $ 0.31       $ 0.28

Loss from discontinued
 operations                ---          ---          ---          ---
                        ------       ------       ------       ------
Diluted Earnings
 Per Share              $ 0.27       $ 0.24       $ 0.30       $ 0.28
                        ======       ======       ======       ======

Number of Shares -
  Basic                291,634      289,887      291,400      290,843

Number of Shares -
  Diluted              305,377      302,944      305,254      295,490


----------------------------------------------------------------------

Dividends Per Share     $ 0.11       $ 0.105      $ 0.22       $ 0.21
                        ======       =======      ======       ======
Price Range Per Share:
 High Price             $13.90       $12.50       $13.90       $12.50
 Low Price               12.50        11.35        12.50        10.65


THE SERVICEMASTER COMPANY
(In thousands)

Condensed Balance Sheets                            As of
                                            June 30,       Dec. 31,
                      Assets                  2005           2004
                                          ------------  ------------
  Cash and cash equivalents               $    121,876  $    256,626
  Marketable securities                        109,062       103,681
  Receivables, net of allowances               459,585       369,026
  Inventories and other current assets         292,477       244,467
  Assets in discontinued operations                973         4,952
                                          ------------  ------------
    Total Current Assets                       983,973       978,752
                                          ------------  ------------
  Intangible assets, primarily trade
    names and goodwill, net of
    accumulated amortization                 1,810,599     1,788,824
  Property and equipment,
    net of accumulated depreciation            184,117       186,817
  Long-term marketable securities              142,266       135,824
  Notes receivable and other assets             45,469        49,985
                                          ------------  ------------
    Total Assets                          $  3,166,424  $  3,140,202
                                          ============  ============
              Liabilities and Equity

  Current liabilities                     $    949,978  $    983,144
  Liabilities in discontinued operations        18,042        21,536
  Current debt maturities                       22,116        23,247
                                          ------------  ------------
    Total Current Liabilities                  990,136     1,027,927
                                          ------------  ------------
  Long-term debt                               776,950       781,841
  Other long-term obligations                  268,955       229,842
  Liabilities in discontinued operations         9,150         9,057
  Minority interest                            100,000       100,000
  Shareholders' equity                       1,021,233       991,535
                                          ------------  ------------
    Total Liab. and Shareholders' Equity  $  3,166,424  $  3,140,202
                                          ============  ============

                                               Six Months Ended
                                                   June 30,

Statements of Cash Flows                      2005          2004
                                          ------------  ------------

Cash and Cash Equivalents at January 1    $    256,626  $    228,161

Cash Flows from Operating Activities:

Net Income                                      90,373        81,595
Adjustments to reconcile net income to net
  cash flows from operating activities:
  Loss from discontinued operations                530           554
  Depreciation                                  25,029        24,327
  Amortization                                   2,483         2,933
  Change in working capital,
   net of acquisitions:
     Change in tax accounts:
       Deferred income taxes                    49,224        44,961
       Resolution of income tax audits (1)    (131,562)          ---
     Other changes in working capital          (45,509)      (44,120)
  Other, net                                     6,573         5,446
                                          ------------  ------------
Net Cash (Used for) Provided from
  Operating Activities                          (2,859)      115,696
                                          ------------  ------------
Cash Flows from Investing Activities:
  Property additions                           (22,328)      (24,226)
  Sale of equipment and other assets             1,138         1,525
  Business acquisitions, net of
    cash acquired                              (19,125)      (20,875)
  Notes receivable, financial investments
    and securities                             (11,507)       (3,370)
                                          ------------  ------------
Net Cash Used for Investing Activities         (51,822)      (46,946)
                                          ------------  ------------
Cash Flows from Financing Activities:
  Net payments of debt                         (10,800)      (17,751)
  Purchase of ServiceMaster stock              (16,979)      (41,286)
  Shareholders' dividends                      (64,025)      (61,314)
  Other                                         12,064         5,648
                                          ------------  ------------
Net Cash Used for Financing Activities         (79,740)     (114,703)
                                          ------------  ------------

                                          ------------  ------------
Net Cash Used for Discontinued
  Operating Activities                            (329)       (6,012)
                                          ------------  ------------

Cash Decrease During the Period               (134,750)      (51,965)
                                          ------------  ------------
Cash and Cash Equivalents at June 30      $    121,876  $    176,196
                                          ============  ============

Notes:
(1) In January 2005, the Company reached a comprehensive agreement with the Internal Revenue Service (IRS) regarding its examination of the Company's federal income taxes through the year 2002. The agreement resolved all matters in the years under review. During the six months ended June 30, 2005 (primarily in the first quarter), the Company paid $132 million of taxes and interest to the IRS and various states. The Company anticipates that, pursuant to its agreement with the IRS, this payment will be partially offset by an approximate $45 million reduction in estimated tax payments that would otherwise have been paid in the second half of the year.

(2) The weighted-average common shares for the diluted earnings per share calculation include the incremental effect related to outstanding options whose market price is in excess of the exercise price. Shares potentially issuable under convertible securities have been considered outstanding for purposes of the diluted earnings per share calculations. In computing diluted earnings per share, the after-tax interest expense related to convertible debentures is added back to net income in the numerator, while the diluted shares in the denominator include the shares issuable upon conversion of the debentures.

Shares potentially issuable under convertible securities have been considered outstanding for the three months and six months ended June, 30 2005, as well as the three months ended June 30, 2004. For the six months ended June 30, 2004, shares potentially issuable under convertible securities have not been considered outstanding as their inclusion results in a less dilutive computation. Had the inclusion of convertible securities not resulted in a less dilutive computation for the six months ended June 30, 2004, incremental shares attributable to the assumed conversion of the debentures would have increased shares outstanding by 8.0 million shares and the after-tax interest expense related to the convertible debentures that would have been added to net income in the numerator would have been $2.4 million.

The following table reconciles both the numerator and the denominator of the basic earnings per share from continuing operations computation to the numerator and the denominator of the diluted earnings per share from continuing operations computation:

(in thousands, except per share data)

                                Three months ended
                                   June 30, 2005
                                ------------------
Continuing Operations:      Income     Shares     EPS
----------------------     --------    -------   ------
Basic EPS                  $ 80,185    291,634   $ 0.27

Effect of dilutive securities, net of tax:
  Options                                5,743
  Convertible Securities      1,178      8,000
                           --------    -------
Diluted EPS                $ 81,363    305,377   $ 0.27
                           ========    =======   ======

                                Three months ended
                                   June 30, 2004
                                ------------------
Continuing Operations:      Income     Shares     EPS
----------------------     --------    -------   ------
Basic EPS                  $ 70,688    289,887   $ 0.24

Effect of dilutive securities, net of tax:
  Options                                5,057
  Convertible Securities      1,178      8,000
                           --------    -------
Diluted EPS                $ 71,866    302,944   $ 0.24
                           ========    =======   ======

                                 Six months ended
                                   June 30, 2005
                                 ----------------
Continuing Operations:      Income     Shares     EPS
----------------------     --------    -------   ------
Basic EPS                  $ 90,903    291,400   $ 0.31

Effect of dilutive securities, net of tax:
  Options                                5,854
  Convertible Securities      2,356      8,000
                           --------    -------
Diluted EPS                $ 93,259    305,254   $ 0.31
                           ========    =======   ======

                                Six months ended
                                  June 30, 2004
                                ----------------
Continuing Operations:      Income     Shares     EPS
----------------------     --------    -------   ------
Basic EPS                  $ 82,149    290,843   $ 0.28

Effect of dilutive securities, net of tax:
  Options                                4,647
  Convertible Securities        ---        ---
                           --------    -------
Diluted EPS                $ 82,149    295,490   $ 0.28
                           ========    =======   ======

THE SERVICEMASTER COMPANY
(In thousands)


    Segment Summaries
                              For the three months ended June 30,
                                   2005         2004     % Change
                               -----------  -----------  --------
Operating Revenue:
 TruGreen                      $   477,783  $   453,710        5%
 Terminix                          305,616      282,318        8%
 American Home Shield              144,286      133,462        8%
 ARS/AMS                           203,485      179,697       13%
 Other Operations                   42,942       39,529        9%
                               -----------  -----------  --------
Total Operating Revenue        $ 1,174,112  $ 1,088,716        8%
                               ===========  ===========  ========

Operating Income:
 TruGreen                      $    68,603  $    65,897        4%
 Terminix                           57,246       48,483       18%
 American Home Shield               23,678       23,837       -1%
 ARS/AMS                             5,189        1,613      222%
 Other Operations                   (9,823)     (10,459)       6%
                               -----------  -----------  --------
Total Operating Income         $   144,893  $   129,371       12%
                               ===========  ===========  ========

                                For the six months ended June 30,
                                   2005         2004     % Change
                               -----------  -----------  --------
Operating Revenue:
 TruGreen                      $   700,765  $   678,369        3%
 Terminix                          553,361      519,114        7%
 American Home Shield              255,296      236,259        8%
 ARS/AMS                           362,034      333,681        8%
 Other Operations                   84,965       78,184        9%
                               -----------  -----------  --------
Total Operating Revenue        $ 1,956,421  $ 1,845,607        6%
                               ===========  ===========  ========

Operating Income:
 TruGreen                      $    60,995  $    62,999       -3%
 Terminix                           88,011       84,737        4%
 American Home Shield               37,951       33,953       12%
 ARS/AMS                             1,684       (2,035)      N/M
 Other Operations                  (17,898)     (19,180)       7%
                               -----------  -----------  --------
Total Operating Income         $   170,743  $   160,474        6%
                               ===========  ===========  ========

The combined operations of ServiceMaster Clean and Merry Maids comprised approximately 4% and 3% of the consolidated revenue for the three months ended June 30, 2005 and 2004, respectively, and 4% of the consolidated revenue for the six months ended June 30, 2005 and 2004, respectively. These operations comprised approximately 7% and 8% of the consolidated operating income before headquarter overheads for the three months ended June 30, 2005 and 2004, respectively, and 11% of the consolidated operating income before headquarter overheads for the six months ended June 30, 2005 and 2004, respectively.

                                          As of June 30,
                                   2005        2004     % Change
                               -----------  ----------  --------
Capital Employed:
 TruGreen                      $   900,395  $  895,246        1%
 Terminix                          629,728     602,811        4%
 American Home Shield              193,110     144,082       34%
 ARS/AMS                            89,736      93,933       -4%
 Other Operations and
  Discontinued Operations          107,330     (16,301)      N/M
                               -----------  ----------- --------
Total Capital Employed         $ 1,920,299  $ 1,719,771      12%
                               ===========  =========== ========

Capital employed is defined as the segment's total assets less liabilities, exclusive of debt balances. The Company believes these figures are useful to investors in helping them compute return on capital measures and therefore better understand the performance of the Company's business segments.


 Key Performance Indicators
                                    Rolling twelve month metrics
                                           as of June 30,

                                          2005        2004
                                       ----------  ----------

 TruGreen ChemLawn -
  Growth in Full Program Contracts             2%          8%(a)
  Customer Retention Rate                   66.4%       66.8%

 Terminix -
  Growth in Pest Control Customers             4%          6%
  Pest Control Customer Retention Rate      77.3%       78.6%

  Growth in Termite Customers                  1%         -1%
  Termite Customer Retention Rate           88.0%       88.7%

 American Home Shield -
  Growth in Warranty Contracts                 5%          6%
  Customer Retention Rate                   55.9%       54.9%


   (a) Customer count growth in 2004, excluding the impact of the Canadian acquisition completed in April 2004, was approximately 3%.